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Exhibit 4.3

ANTERO RESOURCES CORPORATION,

As Issuer,

AR OHIO LLC

and

ANTERO WATER LLC,

as the New Guarantors,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE,

dated as of November 24, 2014

to Indenture

dated as of May 6, 2014

5.125% Senior Notes due 2022

        This First Supplemental Indenture, dated as of November 24, 2014 (this "Supplemental Indenture"), is among AR OHIO LLC and Antero Water LLC, Delaware limited liability companies (the "New Guarantors"), Antero Resources Corporation, a Delaware corporation (the "Issuer"), and Wells Fargo Bank, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

        WHEREAS, the Issuer and the Trustee are parties to an indenture, dated as of May 6, 2014 (the "Indenture"), providing for the issuance of an aggregate principal amount of $600,000,000 of 5.125% Senior Notes due 2022 of the Issuer (the "Securities");

        WHEREAS, there are no current Subsidiary Guarantors inasmuch as the two prior Subsidiary Guarantors, Antero Resources Midstream LLC and Antero Midstream LLC, have been re-designated as Unrestricted Subsidiaries pursuant to Section 1.1 of the Indenture, and as such have also been released from their Subsidiary Guarantees pursuant to Section 10.2(d) of the Indenture;

        WHEREAS, Section 3.11 of the Indenture provides that after the Issue Date the Issuer is required to cause (a) each Wholly-Owned Subsidiary of the Issuer (other than a Foreign Subsidiary) formed or acquired after the Issue Date and (b) any other Domestic Subsidiary (except the Issuer) that is not already a Subsidiary Guarantor that guarantees any Indebtedness of the Issuer or a Subsidiary Guarantor, in each case to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will unconditionally guarantee, on a joint and several basis with the other Subsidiary Guarantors, the full and prompt payment of the principal of, premium, if any, and interest on the Securities;

        WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the New Guarantors and the Issuer are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Securityholder;

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

Definitions

        SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words "herein," "hereof" and "hereby" and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to Be Bound; Guarantee

        SECTION 2.1 Agreement to Be Bound. Each of the New Guarantors hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. Each of the New Guarantors agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

        SECTION 2.2 Guarantee. Each of the New Guarantors agrees, on a joint and several basis, to fully, unconditionally and irrevocably Guarantee to each Holder of the Securities and the Trustee the Obligations pursuant to Article X of the Indenture.

ARTICLE III

Miscellaneous

        SECTION 3.1 Notices. All notices and other communications to the New Guarantors shall be given as provided in the Indenture to the New Guarantors, at its address set forth below, with a copy to the Issuer as provided in the Indenture for notices to the Issuer.

AR OHIO LLC
1615 Wynkoop Street
Denver, Colorado 80202

Antero Water LLC
1615 Wynkoop Street
Denver, Colorado 80202

        SECTION 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

        SECTION 3.3 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

        SECTION 3.4 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

        SECTION 3.5 Ratification of Indenture; Supplemental Indenture; Part of Indenture. Except as expressly supplemented and amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

        SECTION 3.6 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

        SECTION 3.7 Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

(Signature Page Follows)

        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ANTERO RESOURCES CORPORATION AR OHIO LLC ANTERO WATER LLC
By:	/s/ ALVYN A. SCHOPP Alvyn A. Schopp Chief Administrative Officer and Regional Vice President
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:	/s/ PATRICK GIORDANO Patrick Giordano Vice President

Signature Page to Supplemental Indenture

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  Exhibit 4.3